Exhibit 99.2

Mike:

Thank you, ___________, and welcome everyone to National Research Corporation’s 2012 second quarter conference call.  My name is Mike Hays, the Company’s CEO.  Joining me on the call today are Susan Henricks, President and Chief Operating Officer, and Kevin Karas, our Chief Financial Officer.

Before we continue, I would ask Kevin to review conditions related to any forward-looking statements that may be made as part of today’s call.  Kevin.

Kevin :

Thank you, Mike.

This conference call includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated.  These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  For further information about the facts that could affect the Company's future results, please see the Company's filings with the Securities and Exchange Commission.  With that, I’ll turn it back to you, Mike.

Mike:

Thank you, Kevin.  And again, welcome everyone.

As we have discussed in the past, the statement, “Empowering customer-centric healthcare across the continuum” represents a vastly expanded strategy for NRC and I’m excited to say the market’s appetite for our product portfolio continues to accelerate.  New sales this quarter were $6 million, the same sales number booked in quarter four 2011 which, at the time, represented a Company record.  This pace of sales performance combined with enhanced renewal rates, has driven total contract value to $89 million.

Before we dive into this and other drivers of the business, let me have Kevin review our second quarter financial performance.

Kevin

Thank you, Mike.

Revenue for the second quarter was $20.6 million, an increase of 13% over the second quarter of 2011.  Revenue growth for the quarter is comprised entirely from organic growth, which was driven by a combination of continued gains in market share and vertical growth from cross-selling and increasing contract value in our existing client base.

As Mike suggested, net new sales of $6.0 million were added in the second quarter, resulting in total contract value of $89.2 million as of June 30, 2012.  As a result of our focus over the past several years of establishing renewable, recurring service arrangements with our clients, over 98% of our current total contract value is comprised of annual recurring revenue agreements.

We also ended the quarter with subscription-based agreements representing 75% of contract value, compared to 64% of contract value at the end of the second quarter of 2011.  Subscription agreements generated 75% of total revenue for the second quarter 2012 and 71% of total revenue in 2012 on a year-to-date basis.

Total operating expenses for the second quarter increased by 6% from $14.5 million in 2011 to $15.4 million in 2012.

Direct expenses increased to $8.6 million for the second quarter 2012, compared to $7.3 million for the same period in 2011.  The increase is the result of increased variable costs related to revenue growth, as well as additional investments in technology, research and service resources that support our strategy of empowering customer-centric healthcare across the continuum.  Direct expenses as a percent of revenue are expected to be at an average of 40% for the full year 2012.

Selling, general and administrative expenses decreased 7% to $5.6 million for the three-month period ended June 30, 2012, compared to $6.0 million for the same period in 2011.  Selling, general, and administrative expenses decreased as a percentage of revenue to 27% for the three-month period ended June 30, 2012, from 33% for the same period in 2011 due to the leveraging of selling, general and administrative expenses against increased revenue in the three-month period ended June 30, 2012.  SG&A expenses as a percent of revenue are expected to be at an average of 28% for the full year 2012.

Depreciation and amortization expense remained consistent at $1.2 million for the second quarters in both 2011 and 2012.  Depreciation and amortization expense is expected to remain in the 6% of revenue range for the full year of 2012.

The provision for income taxes totaled $1.2 million for the three-month period ended June 30, 2012, compared to $1.4 million for the same period in 2011.  The effective tax rate of 22.9% for the three-month period ended June 30, 2012, is lower than the 36.8% rate in the same period of 2011 primarily due to a reduction of state income taxes reducing current balances by $45,000, as well as an adjustment to income taxes of $575,000 for decreases in deferred state tax rates resulting from legislative changes.  The effective tax rate for the remainder of 2012 is expected to average 36.5%.

Net income for the second quarter of 2012 increased by 69% to $3.9 million compared to $2.3 million in 2011.  Diluted earnings per share for the second quarter increased by 67% to $0.57, compared to $0.34 for the same period last year.

With that I’ll turn the call back to Mike.

Mike:

Thank you, Kevin.

We had a great quarter financially driven by increased new business generated, enhanced renewal rates, and an increasing tailwind associated with our product portfolio.

I would like to have Susan provide a few examples of where new business is coming from.  Susan

Susan

Thank you Mike,

New sales for the quarter were derived from provider types and segments across the continuum, including children’s hospitals, academic medical centers, national and regional healthcare systems--including for-profits and not-for-profits--as well as post-acute service providers.  In addition, we expanded spend from payer organizations.

Products purchased also varied and included offerings across our entire product portfolio including Consumer Preference and Brand Equity, Patient Experience, Health Risk Assessments, and Illuminate, our care transitions product.

New business in the quarter was a mix of new client wins against competitors such as Avatar, Healthstream and Press Ganey, with the balance being more spend from current clients.

For example, over $300,000 was from a new children’s hospital client.   NRC was chosen because of our Picker Patient Experience tool direct alignment with CAHPS and the number of pediatric hospitals we work with.  Over $600,000 was from academic medical centers.  In the academic world, NRC was chosen this quarter for products including Picker Patient Experience and Illuminate.

In the post-acute market, $530,000 in new business was booked from several assisted living and nursing home facilities primarily for Resident and Family Experience.  A few large healthcare systems selected NRC in the quarter for Patient Experience and Ticker for a contract value of $850,000.  As well, a for-profit system purchased Illuminate for $145,000.

From the Payer perspective, this quarter we brought in $600,000 in new business, primarily to handle Health Risk Assessments.

I hope these examples have been helpful.  Mike, I will turn the call back to you.

MIKE

Thank you, Susan, very helpful.

As one can see from these few examples, our ability to expand market share and cross-sell our installed client base additional subscription-based products is working.  In fact, average recurring annual spend for our acute care clients that purchase more than one NRC product now stands at $207,000, while clients that only purchase one offering averages $48,000.  This simple math points to a minimum upside of $111 million in current products among current acute care clients.

We also continue to deepen our footprint across the continuum and expand our share of the payer market.  Both of these facts help build a strong base for Customer Connect.  Customer Connect, as we have touched on, is the outcome of repurposing many of our current offerings to create a longitudinal, lifetime profile of an individual.  A robust profile of self-reported outcomes, such as patient experience related to care delivery, but also activities of daily living at home, brings visibility to providers about their customers never before possible.  As our clients take on more risk and seek to capture value-based purchasing dollars and avoid readmission penalties, they can never know too much about the customer.

_______________, I would now like to open the call to questions.

Closing Statement – Mike:

Thank you for your time today.   We look forward to reporting our progress next quarter.

9